Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended
	October 31, 2023	October 31, 2022

Cash flows from operating activities:
Net income	$199,634	$179,242
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	80,835	80,330
Share-based compensation	8,001	6,308
Changes in operating assets, liabilities and other	13,706	9,307

Net cash provided by operating activities	302,176	275,187

Cash flows from investing activities:
Purchases of property, plant and equipment	(131,295)	(112,338)
Purchases of available-for-sale debt securities	(20,192)	(38,854)
Proceeds from maturity of available-for-sale debt securities	47,537	-
Government incentives	2,522	3,615
Other	(117)	(180)

Net cash used in investing activities	(101,545)	(147,757)

Cash flows from financing activities:
Repayments of debt	(18,439)	(65,440)
Purchases of treasury stock	-	(2,522)
Contributions from noncontrolling interest	-	24,995
Proceeds from share-based arrangements	1,248	5,749
Net settlements of restricted stock awards	(1,302)	(1,471)

Net cash used in financing activities	(18,493)	(38,689)

Effects of exchange rate changes on cash, cash equivalents, and restricted cash	(2,680)	(46,012)

Net increase in cash, cash equivalents, and restricted cash	179,458	42,729
Cash, cash equivalents, and restricted cash, beginning of period	322,409	279,680

Cash, cash equivalents, and restricted cash, end of period	$501,867	$322,409